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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        QUINTON CARDIOLOGY SYSTEMS, INC.


     The undersigned, John R. Hinson and Michael K. Matysik, hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Quinton Cardiology Systems, Inc., a California corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read in their entirety as follows:

                                   ARTICLE I.

     The name of this corporation is QUINTON CARDIOLOGY SYSTEMS, INC.

                                   ARTICLE II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III.

     (a) The corporation is authorized to issue two classes of stock, designated Common and Preferred. The number of shares of Common stock authorized is 100,000,000 and the number of shares of Preferred stock authorized is 50,000,000.

     (b) The Preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall be restored to the status of authorized but unissued shares of Preferred stock.

     (c) In the event that the corporation reacquires all (but not less than all) of the shares of any series of Preferred stock outstanding at the time of reacquisition (whether the shares so outstanding at that time constitute all or less than all of the authorized shares of such series), by purchase, redemption, conversion into another class or otherwise, the shares

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so acquired shall be cancelled and may not be reissued as shares of the same series but shall be restored to the status of authorized but unissued shares of Preferred stock.

     (d) Subject to the prior rights of holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of the Common stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors. Subject to the prior rights of holders of all classes or series of stock at the time outstanding having prior rights as to distributions on liquidation, dissolution or winding up of this corporation, the holders of the Common stock shall be entitled to receive, out of the assets of this corporation legally available therefore, the assets of this corporation available for distribution to the holders of capital stock of this corporation in connection with a liquidation, dissolution or winding up. The holder of each share of Common stock shall have the right to one vote, shall be entitled to notice of any shareholders meeting in accordance with the bylaws of this corporation, and, subject to the rights, preferences and privileges of any class or series of Preferred stock at the time outstanding having special voting rights, shall be entitled to vote upon all such matters and in such manner as may be provided by applicable law.

                                   ARTICLE IV.

     Effective only when the corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code, no action shall be taken by the shareholders of the corporation other than at an annual or special meeting of the shareholders, upon due notice and in accordance with the provisions of the corporation's bylaws.

                                   ARTICLE V.

     (a) LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) INDEMNIFICATION OF CORPORATE AGENTS. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by such Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     (c) REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection of an agent of the corporation existing at the time of such repeal or modification.

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     3. The corporation's Board of Directors has duly approved the foregoing amendment and restatement of these Articles of Incorporation.

     4. All of the outstanding shares of the corporation's Series A Preferred and Series B Preferred have been reacquired by the corporation as a result of the automatic conversion of such shares into shares of the corporation's Common stock, and the corporation's Board of Directors has determined to eliminate the Series A Preferred and Series B Preferred pursuant to Section 510(c)(2) of the California General Corporation Law. In accordance with Sections 510(f) and 905(d) of the California General Corporation Law, the foregoing amendment and restatement may be adopted with the approval by the Board of Directors alone and does not require approval by the outstanding shares.

     The undersigned certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     Executed in Bothell, Washington on May ___, 2002.



                                        ----------------------------------------
                                        John R. Hinson, President



                                        ----------------------------------------
                                        Michael K. Matysik, Secretary

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